Exhibit(j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post–Effective Amendment No. 118 to the Registration Statement on Form N–1A of Fidelity Select Portfolios: Fidelity Telecom and Utilities Fund of our report dated March 16, 2016 on the financial statements and financial highlights included in the January 31, 2016 Annual Report to Shareholders of the above referenced fund, which is incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP Boston, Massachusetts March 25, 2016